As filed with the Securities and Exchange Commission on September 10, 2010    Registration No. 333-12025

333-68128

333-83650

333-106647

333-117137

333-128113

333-136575

333-161698

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-12025

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-68128

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-83650

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No.  333-106647

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-117137

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-128113

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-136575

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-161698

FORM S-8

Registration Statement Under
The Securities Act of 1933

IMPAC MORTGAGE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Maryland	33-0675505
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

19500 Jamboree Road, Irvine, CA 92612

(Address of principal executive offices)

(949) 475-3600

(Registrant’s telephone number, including area code)

Impac Mortgage Holdings, Inc.  1995 Stock Option, Deferred Stock and Restricted Stock Plan (as amended)

Impac Mortgage Holdings, Inc.  2001 Stock Option, Deferred Stock and Restricted Stock Plan (as amended)

(Full Title of the plans)

Ronald M. Morrison General Counsel 19500 Jamboree Road Irvine, CA 92612 (949) 475-3600 (Name, address and telephone number of agent for service)	Copy to: Katherine J. Blair, Esq. K&L Gates LLP 10100 Santa Monica Blvd Seventh Floor Los Angeles, CA 90067 Telephone: (310) 552-5000 Facsimile: (310) 552-5001

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

Impac Mortgage Holdings, Inc. is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister certain securities originally registered by the Registrant pursuant to the following Registration Statements on Form S-8 (collectively, the “Prior Registration Statements”)  with respect to shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), thereby registered for offer or sale pursuant to the Registrant’s 1995 Stock Option, Deferred Stock and Restricted Stock Plan and 2001 Stock Option, Deferred Stock and Restricted Stock Plan (the “Prior Plans”) (share amounts reflect 10 for 1 reverse stock split effective December 30, 2008):

(i) Registration No. 333-12025 filed September 13, 1996 registering 80,000 shares of common stock,

(ii) Registration No. 333-68128 filed August 22, 2001 registering 100,000 shares of common stock,

(iii) Registration No. 333-83650 filed March 1, 2002 registering 112,007 shares of common stock,

(iv) Registration No. 333-106647 filed June 30, 2003 registering 150,000 shares of common stock,

(v) Registration No. 333-117137 filed July 2, 2004 registering 197,289 shares of common stock,

(vi) Registration No. 333-128113 filed September 6, 2005 registering 262,980 shares of common stock,

(vii) Registration No. 333-136575 filed August 11, 2006 registering 200,000 shares of common stock, and

(viii) Registration No. 333-161698 filed September 2, 2009 registering 799,518 shares of common stock.

On July 20, 2010, the Company’s stockholders approved the 2010 Omnibus Incentive Plan (“Plan”).  As a result of the approval of the Plan by the Company’s stockholders, the Company’s 2001 Stock Plan has been frozen and no further grants or awards will be made under such plan. Further, all outstanding awards under the Prior Plans are assumed by the Plan and thereafter will be deemed to be awards granted and outstanding under the Plan.  An aggregate of 1,564,485 shares of the Company’s common stock is currently reserved for issuance and available for awards under the Plan. This amount consists of (i) 1,114,485 shares of common stock underlying outstanding options under the Prior Plans as of September 8, 2010 that were assumed by the Plan upon its effectiveness (the “Assumed Options”), and (ii) an additional 450,000 shares that are reserved for new grants under the Plan.  To the extent any of the Assumed Options are forfeited or canceled, shares of common stock underlying those options will not be available for new grants under the Plan.

In accordance with the undertaking contained in the Prior Registration Statements pursuant to Item 512 of Regulation S-K, this Post-Effective Amendment No. 1 to the Prior Registration Statements is being filed to deregister and remove the previously registered shares of Common Stock that remain unissued and unsold under the Prior Registration Statements as of the date hereof.

Contemporaneously with the filing of this Post-Effective Amendment No. 1 to Form S-8 Registration Statement, the Registrant is filing a Registration Statement on Form S-8 to register 1,564,485 shares.

Item 8. Exhibits

Exhibit No.	Description

24

Power of Attorney (incorporated by reference to the following Registration Statements on Form S-8: (i) Registration No. 333-12025 filed September 13, 1996, (ii) Registration No. 333-68128 filed August 22, 2001, (iii) Registration No. 333-83650 filed March 1, 2002, (iv) Registration No. 333-106647 filed June 30, 2003, (v) Registration No. 333-117137 filed July 2, 2004, (vi) Registration No. 333-128113 filed September 6, 2005, (vii) Registration No. 333-136575 filed August 11, 2006, and (viii) Registration No. 333-161698 filed September 2, 2009).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 9th day of September, 2010.

IMPAC MORTGAGE HOLDINGS, INC.

By:	/s/ Todd R. Taylor
Todd R. Taylor, Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Impac Mortgage Holdings, Inc., do hereby constitute and appoint William S. Ashmore and Todd R. Taylor, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Names	Title	Date
/s/ Joseph R. Tomkinson	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	September 9, 2010
Joseph R. Tomkinson

*	President and Director	September 9, 2010
William S. Ashmore

/s/ Todd R. Taylor	Chief Financial Officer (Principal Financial and Accounting Officer)	September 9, 2010
Todd R. Taylor

*	Director	September 9, 2010
James Walsh

*	Director	September 9, 2010
Frank P. Filipps

*	Director	September 9, 2010
Stephan R. Peers

*	Director	September 9, 2010
Leigh J. Abrams

* By:	/s/ Joseph R. Tomkinson
Joseph R. Tomkinson
Attorney-in-fact for each of the persons indicated